EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (Amendment No. 1) of our report dated March 3, 2006, except for effects of the reverse stock split discussed in Note 2, as to which the date is March 13, 2006, relating to the consolidated financial statements and financial statement schedule, which appears in Superconductor Technologies Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Los Angeles, California
February 11, 2008